Exhibit 2.2

SHARE EXCHANGE AGREEMENT

by and among

China TianfeihongWine Inc.
a Delawarecorporation

and

Fanwei Hengchang Co., Ltd (BVI)
a British Virgin Islands company

and

the Shareholders of
 Fanwei Hengchang Co., Ltd

Dated as of December 30, 2013

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this December 30, 2013 by and between  China TianfeihongWine Inc, a Delaware  corporation (“China Tianfeihong), Fanwei Hengchang Co., Ltd (“BVI”), a British Virgin Islands company (“Fanwei Hengchang”), and the shareholders of Fanwei Hengchang (the “Fanwei Hengchang  Shareholders”), and upon the following premises:

WHEREAS, the Company is a publicly reporting company organized under the laws of Delaware with no significant operations;

WHEREAS, the Fanwei Hengchang Shareholders owns 100% of the issued and outstanding capital stock of Fanwei Hengchang;

WHEREAS, Fanwei Hengchang Co, Ltd(BVI)(Fanwei Hengchang) through Changshi Tongrong Limited (“ Changshi Tongrong”) owns 100% of the issued and outstanding capital stock of  Changshitong Information Consulting(Shenzhen) Co., Ltd(“Changshitong Consulting”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”);

WHEREAS, on November 26, 2013,  Changshitong Consulting entered into a series of contractual agreements with  Fujian Tianfeihong Wine Co., Ltd (Fujian Tianfeihong) , a domestic enterprise incorporated under the laws of PRC, and its two shareholders pursuant to which Changshitong Consulting effectively assumed management of the business activities of Fujian Tianfeihong and obtained the exclusive right to appoint all of the executives and senior management and members of the board of directors of Fujian Tianfeihong.  For the purpose of this Agreement, the “Group” refers to Fanwei Hengchang, Changshitong Consulting , Fujian Tianfeihong;

WHEREAS, the Company desires to acquire 100% of the issued and outstanding equity securities of Fanwei Hengchang from Fanwei Hengchang Shareholders in exchange (the “Exchange”) for the issuance by the Company to Fanwei Hengchang Shareholders of an aggregate of 32,000,000 newly issued shares of the Company common stock, par value $0.0006 per share (together with any securities into which such shares may be reclassified, the “Common Stock”) and Fanwei Hengchang Shareholders desire to exchange such Fanwei Hengchang Shares for such shares of Common Stock on the terms described herein;

WHEREAS,  China Tianfeihong Wine Inc desires to acquire 100% of the issued and outstanding shares of  Fanwei Hengchang from the Fanwei Hengchang Shareholders in exchange for a controlling interest in China Tianfeihong Wine Inc (the “Exchange”) and the Fanwei Hengchang Shareholders are willing to exchange their shares of Fanwei Hengchang on the terms and subject to the conditions described herein. On the Closing Date (as defined in Section 4.05), Fanwei Hengchang will become a wholly-owned subsidiary of China Tianfeihong Wine Inc;

WHEREAS, the boards of directors of China Tianfeihong Wine Inc and Fanwei Hengchang have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their respective stockholders.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FANWEI HENGCHANG

As an inducement to, and to obtain the reliance of Fanwei Hengchang, except as set forth in the Fanwei Hengchang Schedules (as hereinafter defined), Fanwei Hengchang represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01 Incorporation.  Fanwei Hengchang is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Fanwei Hengchang Schedules are complete and correct copies of the memorandum of association and articles of association of Fanwei Hengchang as in effect on the date hereof, or equivalent documents.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Fanwei Hengchang’s memorandum of association or articles of association or equivalent documents.  Fanwei Hengchang has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Fanwei Hengchang has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Authorized Shares.  The number of shares which Fanwei Hengchang is authorized to issue consists of 50,000 shares of a single class, par value of $1.00per share.  There are 50,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations.  Except as set forth in the Fanwei Hengchang Schedule 1.03, Fanwei Hengchang does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Fanwei Hengchang” also includes those subsidiaries set forth on the Fanwei Hengchang Schedules.

Section 1.04 Financial Statements.  (a) Included in the Fanwei Hengchang Schedule 1.04 are (i) the audited balance sheets of  Fujian Tianfeihong Wine Inc (“Fujian Tianfeihong ”) as of August 31, 2013 and 2012 and the related audited statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the fiscal year ended August 31, 2013 and 2012, and for the period from  inception of Fujian Tianfeihong, together with the notes to such statements and the opinion of KCCW Accountancy Corp., independent certified public accountants, and (ii) the unaudited financial statements of Fujian Tianfeihong for the three-month periods ended November 30, 2013 and 2012. All such financial statements have been prepared in accordance with generally accepted accounting principles of United States consistently applied throughout the periods involved. The Fujian Tianfeihong balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Fujian Tianfeihong.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Fanwei Hengchang and Fujian Tianfeihong had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Fanwei Hengchang and Fujian Tianfeihong, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b) Fanwei Hengchang has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Fanwei Hengchang has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c) The books and records, financial and otherwise, of Fanwei Hengchang are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d) All of Fujian Tianfeihong’s assets are reflected on its financial statements, and, except as set forth in the Fanwei Hengchang Schedules or the financial statements of Fujian Tianfeihong or the notes thereto, Fujian Tianfeihong has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information.  The information concerning Fanwei Hengchang set forth in this Agreement and in the Fanwei Hengchang Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06  Options or Warrants.  Except as set forth in the Fanwei Hengchang Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Fanwei Hengchang.

Section 1.07 Litigation and Proceedings.  Except as disclosed on Schedule 1.07, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Fanwei Hengchang after reasonable investigation, threatened by or against Fanwei Hengchang or affecting Fanwei Hengchang or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Fanwei Hengchang does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.08 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Fanwei Hengchang is a party or to which any of its assets, properties or operations are subject.

Section 1.09 Compliance With Laws and Regulation.  To the best of its knowledge, Fanwei Hengchang has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Fanwei Hengchang or except to the extent that noncompliance would not result in the occurrence of any material liability for Fanwei Hengchang.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.10 Approval of Agreement.  The Board of Directors of Fanwei Hengchang has authorized the execution and delivery of this Agreement by Fanwei Hengchang and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Fanwei Hengchang Shareholders that the Exchange be accepted.

Section 1.11 Fanwei Hengchang Schedules.  Fanwei Hengchang has delivered to   China Tianfeihong the following schedules, which are collectively referred to as the “Fanwei Hengchang Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Fanwei Hengchang as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the memorandum of association and articles of association of Fanwei Hengchang in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Fujian Tianfeihong identified in paragraph 1.04(a);

(c) a schedule of any exceptions to the representations made herein; and

(d) a schedule containing the other information requested above.

Fanwei Hengchang shall cause the Fanwei Hengchang Schedules and the instruments and data delivered to Fujian Tianfeihong  hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.12 Valid Obligation.  This Agreement and all agreements and other documents executed by Fanwei Hengchang in connection herewith constitute the valid and binding obligation of Fanwei Hengchang, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.13 PRC Laws and Regulations.  To the best of its knowledge, Fanwei Hengchang’s subsidiaries in PRC and Fujian Tianfeihong are in compliance with all applicable PRC laws and regulations.  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Fanwei Hengchang’s subsidiaries in PRC and Fujian Tianfeihong doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Fanwei Hengchang and the Fanwei Hengchang Shareholders, except as set forth in the China Tianfeihong Wine Inc Schedules (as hereinafter defined), the Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization.  China Tianfeihong is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the China Tianfeihong Schedules are complete and correct copies of the articles of incorporation and bylaws of China Tianfeihong(the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of China Tianfeihong’s Articles.  China Tianfeihong has taken all action required by law, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and China Tianfeihong has full power, authority, and legal right and has taken all action required by law, its Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization.

(a) China Tianfeihong’s authorized capitalization consists of 80,000,000 shares of common stock, par value $0.0006 per share (“Common Stock”), of which 2,396,680 shares are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, (i) no shares of China Tianfeihong’s capital stock were reserved for issuance upon the exercise of outstanding options to purchase such shares; (ii) no shares of China Tianfeihong’s capital stock were reserved for issuance upon the exercise of outstanding warrants to purchase such shares; and (iii) no Common Shares were reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities.  All outstanding shares of China Tianfeihong Common Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b) There are no equity securities or similar ownership interests of China Tianfeihong, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which China Tianfeihong is a party or by which it is bound obligating China Tianfeihong to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of China Tianfeihong or obligating China Tianfeihong to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue shares of China Tianfeihong Common Stock, or other equity securities or similar ownership interests of China Tianfeihong,  except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which China Tianfeihong is a party or by which it is bound with respect to any equity security or similar ownership interests of China Tianfeihong, and there are no agreements to which China Tianfeihong is a party, or which China Tianfeihong has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03 Subsidiaries and Predecessor Corporations.  Save as otherwise provided in Schedule 2.03 China Tianfeihong does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) Included in the China Tianfeihong Schedules are (i) the audited balance sheets of China Tianfeihong as of December 31, 2012 and 2011, and the related audited statements of operations, stockholders’ equity and cash flows for  the year ended December 31, 2012 and 2011, the period from inception, together with the notes to such statements and the opinions of Malone Bailey LLP (“Malone Bailey” ), independent certified public accountants, with respect thereto and (ii) the unaudited balance sheets of China Tianfeihong  as of September 30, 2013 and the related unaudited statements of operations, stockholders’ equity and cash flows for the nine  month period ended September 30, 2013;

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The China Tianfeihong balance sheets are true and accurate and present fairly as of their respective dates the financial condition of China Tianfeihong.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, China Tianfeihong had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of China Tianfeihong, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(c) China Tianfeihong  has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(d) China Tianfeihong  has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(e) The books and records, financial and otherwise, of China Tianfeihong are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(f) All of China Tianfeihong’s assets are reflected on its financial statements, and, except as set forth in the China Tianfeihong Schedules or the financial statements of China Tianfeihong or the notes thereto, China Tianfeihong has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Information.  The information concerning China Tianfeihong set forth in this Agreement and the China Tianfeihong Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, China Tianfeihong has fully disclosed in writing to Fanwei Hengchang (through this Agreement or the China Tianfeihong Schedules) all information relating to matters involving China Tianfeihong or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of China Tianfeihong or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on China Tianfeihong, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants.  Except as set forth on Schedule 2.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of China Tianfeihong.

Section 2.07 Absence of Certain Changes or Events.  Since October 31, 2012:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of China Tianfeihong or (ii) any damage, destruction or loss to China Tianfeihong  (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of China Tianfeihong;

(b) China Tianfeihong  has not (i) amended its articles of incorporation or Articles, except as required by this Agreement or as previously publicly disclosed in China Tianfeihong’s filings with the SEC; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business ofChina Tianfeihong; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) China Tianfeihong has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent China Tianfeihong balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of China Tianfeihong; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) To the Majority Shareholder’s knowledge, China Tianfeihong has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of China Tianfeihong.

Section 2.08 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Majority Shareholder after reasonable investigation, threatened by or against China Tianfeihong or affecting China Tianfeihong or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the China Tianfeihong Schedule 2.08.  The Majority Shareholder has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09 Contracts.

(a) China Tianfeihong  is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b) China Tianfeihong  is not a party to or bound by, and the properties of China Tianfeihong are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) China Tianfeihong is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of China Tianfeihong.

Section 2.10 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which China Tianfeihong is a party or to which any of its assets, properties or operations are subject.

Section 2.11 Compliance With Laws and Regulations.  To the best the Majority Shareholder’s knowledge, China Tianfeihong has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12 Approval of Agreement.  The Board of Directors of China Tianfeihong has authorized the execution and delivery of this Agreement by China Tianfeihong and has approved this Agreement and the transactions contemplated hereby.

Section 2.13 Material Transactions or Affiliations.  Except as disclosed herein and in the China Tianfeihong Schedules and in China Tianfeihong’s public filings with the SEC, there exists no contract, agreement or arrangement between China Tianfeihong and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by China Tianfeihong to own beneficially, 5% or more of the issued and outstanding common shares of China Tianfeihong and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of China Tianfeihong has, or has had since inception of  China Tianfeihong, any known interest, direct or indirect, in any such transaction with China Tianfeihong  which was material to the business of  China Tianfeihong.  China Tianfeihong has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14 China Tianfeihong Schedules.  China Tianfeihong has delivered to Fanwei Hengchang the following schedules, which are collectively referred to as the “China Tianfeihong  Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of China Tianfeihong to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a) a schedule containing complete and accurate copies of the articles of incorporation and bylaws of China Tianfeihong as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of China Tianfeihong identified in paragraph 2.04(a) and (b);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of China Tianfeihong since October 31, 2012, required to be provided pursuant to section 2.07 hereof; and

(d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the China Tianfeihong Schedules by Sections 2.01 through 2.13.

China Tianfeihong shall cause the China Tianfeihong Schedules and the instruments and data delivered to Fanwei Hengchang hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15 Bank Accounts; Power of Attorney.  Set forth in the  China Tianfeihong Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by China Tianfeihong within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of  China Tianfeihong, (b) all safe deposit boxes and other similar custodial arrangements maintained by China Tianfeihong within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from China Tianfeihong or who are otherwise authorized to act on behalf of China Tianfeihong with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16 Valid Obligation.  This Agreement and all agreements and other documents executed by China Tianfeihong and the Majority Shareholder in connection herewith constitute the valid and binding obligation of China Tianfeihong or the Majority Shareholder, respectively, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17 SEC Filings; Financial Statements.

(a) China Tianfeihong has made available to Fanwei Hengchang a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by China Tianfeihong with the SEC for the 24 months prior to the date of this Agreement (the “China Tianfeihong SEC Reports”), which, to  China Tianfeihong’s knowledge, are all the forms, reports and documents filed by China Tianfeihong  with the SEC for the 24 months or applicable period prior to the date of this Agreement. As of their respective dates, to the Majority Shareholder’s knowledge, the China Tianfeihong SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (“Exchange Act”)), as the case may be, and the rules and regulations of the SEC thereunder applicable to such China Tianfeihong SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the China Tianfeihong SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of  China Tianfeihong at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of  China Tianfeihong, taken as a whole (“Material Adverse Effect”).

Section 2.18 Exchange Act Compliance.  China Tianfeihong is in compliance with, and current in, all of the reporting, filing and other requirements which are applicable to it under the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on  China Tianfeihong.

Section 2.19 Title to Property.  China Tianfeihong does not own or lease any real property or personal property.  There are no options or other contracts under which China Tianfeihong has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20 Intellectual Property.  China Tianfeihong does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE FANWEI HENGCHANG SHAREHOLDERS

The Fanwei Hengchang Shareholders hereby represents and warrants, severally and solely, to China Tianfeihong as follows.

Section 3.01 Good Title.  Each of the Fanwei Hengchang Shareholders is the record and beneficial owner, and has good title to his Fanwei Hengchang common shares, with the right and authority to sell and deliver such Fanwei Hengchang common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of China Tianfeihong as the new owner of such Fanwei Hengchang common shares in the share register of Fanwei Hengchang, China Tianfeihong will receive good title to such Fanwei Hengchang common shares, free and clear of all liens.

Section 3.02 Power and Authority.  Each of the Fanwei Hengchang Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Fanwei Hengchang Shareholders, enforceable against the Fanwei Hengchang Shareholders in accordance with the terms hereof.

Section 3.03 No Conflicts.  The execution and delivery of this Agreement by the Fanwei Hengchang Shareholders and the performance by the Fanwei Hengchang Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Fanwei Hengchang Shareholders and (c) will not violate or breach any contractual obligation to which the Fanwei Hengchang Shareholders are a party.

Section 3.04 Purchase Entirely for Own Account.  The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the Fanwei Hengchang Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Fanwei Hengchang Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.05 Acquisition of Exchange Shares for Investment.

(a) Each Fanwei Hengchang Shareholder is acquiring the Exchange Shares for investment for such Fanwei Hengchang Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Fanwei Hengchang Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Fanwei Hengchang Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) Each Fanwei Hengchang Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in  China Tianfeihong and its securities.

(c) Each Fanwei Hengchang Shareholder hereby certifies he or she is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) and is not acquiring the Exchange Shares for the account or benefit of any U.S. person and understands that the Exchange Shares are not registered under the Securities Act and that the transfer thereof to such Fanwei Hengchang Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person and certifies that such Shareholder will only transfer the Exchange Shares in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.   Each Fanwei Hengchang Shareholder also certifies and agrees that hedging transactions may not be conducted unless in compliance with the Securities Act.  Unless so registered or exempt therefrom, such transfer restrictions shall include but not be limited to, and the Fanwei Hengchang Shareholder certifies to the following:

(i) The Fanwei Hengchang Shareholder shall not sell the Exchange Shares publicly or privately, or through any short sale, or other hedging transaction to any U.S. Person, whether directly or indirectly, or for the account or benefit of any such U.S. Person for the restricted period mandated by Regulation S after the transfer of the Exchange Shares unless registered or exempt from registration;

(ii) The Fanwei Hengchang Shareholder shall not engage in any hedging transactions with respect to shares of China Tianfeihong Common Stock unless in compliance with the Securities Act.

(iii) Any other offer or sale of the Exchange Shares shall be made only if (A) during the restricted period any subsequent transferee certifies in writing that it is not a U.S. Person and is not acquiring the Exchange Shares for the account or benefit of any U.S.  Person, or (B) after the restricted period the Exchange Shares are transferred in a transaction that does not require registration under the Securities Act and applicable Blue Sky laws; and

(iv) Any transferee of the Exchange Shares who acquires the Exchange Shares during the Regulation S restricted period shall agree in writing to resell the Exchange Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(d) At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Fanwei Hengchang Shareholder was outside of the United States, its territories and possessions.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

 “THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(e) Each Fanwei Hengchang Shareholder agrees to provide documentation to China Tianfeihongprior to Closing as may be requested by China Tianfeihong  to confirm compliance with Regulation S and/or Section 4(1) of the Securities Act, including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Fanwei Hengchang Shareholder may be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(f) Each Fanwei Hengchang Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(g) Each Fanwei Hengchang Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in China Tianfeihong and its securities, and, that all information required to be disclosed to such Fanwei Hengchang Shareholder has been furnished to such Fanwei Hengchang Shareholder by the Company.  To the full satisfaction of each Fanwei Hengchang Shareholder, he has been furnished all materials that he has requested relating to China Tianfeihong and the transfer of the Exchange Shares hereunder, and each Fanwei Hengchang Shareholder has been afforded the opportunity to ask questions ofChina Tianfeihong’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Fanwei Hengchang Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of China Tianfeihong set forth in this Agreement, on which each of the Fanwei Hengchang Shareholders have relied in making an exchange of his Fanwei Hengchang Shares for the Exchange Shares.

(h) Each Fanwei Hengchang Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Fanwei Hengchang Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, China Tianfeihong’s compliance with the reporting requirements under the Exchange Act).

(i) Each Fanwei Hengchang Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Fanwei Hengchang Shareholder under this Section 3.06 shall survive the Closing.

(j) The receipt of the Exchange Shares by the Fanwei Hengchang Shareholder does not contravene any of the applicable securities legislation in the jurisdiction in which the Fanwei Hengchang Shareholder resides and does not trigger: (i) any obligation to prepare and file a prospectus or similar document or any other report with respect to the transfer, or (ii) any registration requirement or other securities compliance obligation on the part of China Tianfeihong.

Section 3.07 Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the Fanwei Hengchang Shareholders consents to China Tianfeihong making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01 The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Fanwei Hengchang Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Fanwei Hengchang set forth on the Fanwei Hengchang Schedules attached hereto, constituting all of the shares of Fanwei Hengchang held by such shareholder; the objective of such Exchange being the acquisition by China Tianfeihong  of not less than 100% of the issued and outstanding shares of Fanwei Hengchang.  In exchange for the transfer of such securities by the Fanwei Hengchang Shareholders, China Tianfeihong shall issue to the Fanwei Hengchang Shareholders a total of 32,000,000 shares of China Tianfeihong’s Common Stock pursuant to Table 1 attached hereto, representing approximately 93.03%% of the total shares of China Tianfeihong Common Stock, for all of the outstanding shares of Fanwei Hengchang held by the Fanwei Hengchang Shareholders (the “Exchange Shares”). At the Closing Date, each of the Fanwei Hengchang Shareholders shall, on surrender of their certificate or certificates representing his Fanwei Hengchang shares to China Tianfeihong or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing  the number of Exchange Shares set opposite such Fanwei Hengchang Shareholder’s name on Table 1.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Fanwei Hengchang shall be held by China Tianfeihong. Upon consummation of the transaction contemplated herein, there shall be 34,396,680 shares of China Tianfeihong Common Stock issued and outstanding.

Section 4.02 [Intentionally Omitted]

Section 4.03 [Intentionally Omitted]

Section 4.04 [Intentionally Omitted]

Section 4.05 Closing.  The closing (the “Closing”)  of the transactions contemplated by this Agreement shall occur on December 30, 2013 (the “Closing Date”) upon the issuance by China Tianfeihong of the Exchange Shares against delivery by the Fanwei Hengchang Shares of all of the issued and outstanding common shares of Fanwei Hengchang, as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon the satisfaction of the conditions to closing set forth herein.

Section 4.06 Closing Events.  At the Closing,  China Tianfeihong, Fanwei Hengchang, and the Fanwei Hengchang Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.07 Termination.  This Agreement may be terminated by the Board of Directors of Fanwei Hengchang or China Tianfeihong only in the event that China Tianfeihong or Fanwei Hengchang does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01 Regulation S Compliance.  China Tianfeihong  and the Fanwei Hengchang Shareholders agree that China Tianfeihong  shall refuse to register any transfer of shares transferred pursuant to this Agreement pursuant to Regulation S if such transfer was not made in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and China Tianfeihong may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing the Exchange Shares.

Section 5.02 Third Party Consents and Certificates.  China Tianfeihong and Fanwei Hengchang agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.03 Indemnification.

Fanwei Hengchang hereby agrees to indemnify China Tianfeihong, and each of the officers, agents and directors of China Tianfeihong as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Articles I and III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.04 The Acquisition of Exchange Shares.   China Tianfeihong, Fanwei Hengchang, and Fanwei Hengchang Shareholders understand and agree that the consummation of this Agreement including the issuance of the Exchange Shares to the Fanwei Hengchang Shareholders in exchange for the Fanwei Hengchang Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.   China Tianfeihong, Fanwei Hengchang and Fanwei Hengchang Shareholders agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In connection with the transaction contemplated by this Agreement,  China Tianfeihong, and Fanwei Hengchang shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Fanwei Hengchang reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b) In order to more fully document reliance on the exemptions as provided herein, Fanwei Hengchang, the Fanwei Hengchang Shareholders, and China Tianfeihong shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Fanwei Hengchang, or China Tianfeihong and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c) The Fanwei Hengchang Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF CHINA TIANFEIHONG

The obligations of China Tianfeihong under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Fanwei Hengchang  and each of the Fanwei Hengchang Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Fanwei Hengchang and each of the Fanwei Hengchang Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Fanwei Hengchang or the Fanwei Hengchang Shareholders, as the case may be, prior to or at the Closing.

Section 6.02 Acceptance of Exchange by All Fanwei Hengchang Shareholders.  All of the Fanwei Hengchang Shareholders shall have tendered all of the common shares of Fanwei Hengchang owned by them so that upon Closing China Tianfeihong shall own all of the issued and outstanding common shares of Fanwei Hengchang..

Section 6.03 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Fanwei Hengchang after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.05 Other Items.  China Tianfeihong shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as China Tianfeihong or its counsel may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF FANWEI HENGCHANG
AND THE FANWEI HENGCHANG SHAREHOLDERS

The obligations of Fanwei Hengchang and the Fanwei Hengchang Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by China Tianfeihong in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, China Tianfeihong shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by China Tianfeihong, as the case may be.

Section 7.02 Good Standing.  China Tianfeihong shall be in good standing as a company in the State of Delaware and have filed all tax returns required to have been filed by it to date and have paid all taxes reported as due thereon.

Section 7.03 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.04 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of China Tianfeihong after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.05 Other Items.  Fanwei Hengchang shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Fanwei Hengchang or its counsel may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of New York, except that with respect to the provisions of this Agreement with respect to corporate or stockholder action the laws of the State of Delaware without giving effect to principles of conflicts of law thereunder.  Venue for any and all legal or equitable  actions or proceedings with respect to matters arising out of this  Agreement or the transactions contemplated hereby shall be in the federal courts of the United States or state courts of the State of New York, in each case located in New York County, and by  execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.02 Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Fanwei Hengchang or Fujian Tianfeihong, to:
Zhiliang FANG 1849 Lichen Middle Avenue, Longqiao Street, Chengxiang District, Putian City, Fujian Province, China
China

With copies to (which shall not constitute notice):
Yue Cao, Esq.
Eaton & Van Winkle LLP
3 Park Avenue, 16th floor

If to CHINA TIANFEIHONG, to:

Zhiliang FANG 1849 Lichen Middle Avenue, Longqiao Street, Chengxiang District, Putian City, Fujian Province, China

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.03 Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.04 Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.05 Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.06 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.07 Third Party Beneficiaries.  This contract is strictly among  China Tianfeihong, Fanwei Hengchang, and the Fanwei Hengchang Shareholders, and, except as specifically provided, no director, officer, stockholder (other than the Fanwei Hengchang Shareholders and the Majority Shareholder), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.08 Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of China Tianfeihong and Fanwei Hengchang will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.09 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.10 Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.11 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.12 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.13 Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

China TianfeihongWine Inc

By:	/s/ Zhiliang FANG
Name: Zhiliang FANG
Title: CEO & President

Fanwei Hengchang Co., Ltd.

By:	/s/ Ruitao Jiang
Name: Ruitao Jiang
Title: President

Approved and Accepted by the FANWEI HENGCHANG Co, Ltd(BVI) Shareholders:

/s/ Zhiliang Fang
Name: Zhiliang FANG
/s/ Jinxiang Fang
Name: Jinxiang FANG
/s/ Lei Fang
Name: Lei FANG
/s/ Meichun Fang
Name: Meichun FANG
/s/ Meihua Fang
Name: Meihua FANG
/s/ Jinlan Huang
Name: Jinlan HUANG
/s/Meiyu Ji
Name: Meiyu JI
/s/ Xiumei Lin
Name: Xiumei LIN
/s/ Yuanchun Yang
Name: Yuanchun YANG
/s/ Fan Zeng
Name: Fan ZENG
/s/ Zhan Zeng
Name: Zhan ZENG
/s/ Yuanyu Zeng
Name: Yuanyu ZENG
/s/ Mudan Zheng
Name: Mudan Zheng
/s/ Ruitao Jiang
Name: Ruitao JIANG
/s/ Ruipeng Jiang
Name: Ruipeng JIANG
/s/ Weiyi Lai
Name: Weiyi LAI
/s/ Dunchang Wang
Name: Dunchang WANG
/s/ Lihui Jiang
Name: Lihui JIANG
/s/ Li Teng
Name: Li TENG
/s/ Zhunjun Chen
Name: Zhujun CHEN
/s/ Xiuli Guo
Name: Xiuli GUO
/s/ Jian Gao
Name: Jian GAO
/s/ Renlong Gao
Name: Renlong GAO

Table 1:      Exchange Shares to be Issued to Fanwei Hengchang Shareholders

Name	Shares Held% of Share(s)/Voting Rights
Zhiliang FANG	3,840,000(12%)
Jinxiang FANG	3,200,000(10%)
Lei FANG	1,280,000(4%)
Meichun FANG	1,280,000(4%)
Meihua FANG	960,000(3%)
Jinlan HUANG	960,000(3%)
Meiyu JI	960,000(3%)
Xiumei LIN	960,000(3%)
Yuanchun YANG	960,000(3%)
Fan ZENG	960,000(3%)
Zhan ZENG	960,000(3%)
Yuanyu ZENG	640,000(2%)
Mudan ZHENG	640,000(2%)
Ruitao JIANG	1,568,000(4.9%)
Ruipeng JIANG	1,568,000(4.9%)
Weiyi LAI	1,568,000(4.9%)
Dunchang WANG	1,568,000(4.9%)
Lihui JIANG	1,568,000(4.9%)
Li TENG	1,568,000(4.9%)
Zhujun CHEN	1,568,000(4.9%)
Xiuli GUO	1,568,000(4.9%)
Jian GAO	1,568,000(4.9%)
Renlong GAO	320,000(1%)